Exhibit 99.1

FOR RELEASE   March 4, 2015

China Biologic Reports Financial Results for the Fourth Quarter and Fiscal Year 2014

-- 4Q14 Total Sales Up 36.2% to 58.0 Million / FY14 Total Sales Up 19.6% to $243.3 Million --

-- 4Q14 Operating Margin Up 470 Basis Points to 34.0% / FY14 Operating Margin Up 300 Basis Points to 45.7% --

-- 4Q14 Non-GAAP Net Income Up 53.1% to 14.7 Million / FY14 Non-GAAP Net Income Up 28.1% to $75.6 Million --

-- Exceeds FY14 Non-GAAP Net Income Forecast --

-- Issues FY15 Forecast --

BEIJING, March 4, 2015 /PRNewswire/ -- China Biologic Products, Inc. (NASDAQ: CBPO, "China Biologic" or the "Company"), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its financial results for the fourth quarter and fiscal year 2014.

Fourth Quarter 2014 Financial Highlights

•	Total sales in the fourth quarter of 2014 increased by 36.2%, or 36.8% excluding the impact of foreign currency exchange rate changes, to $58.0 million from $42.6 million in the same quarter of 2013.

•	Gross profit increased by 37.0% to $37.0 million from $27.0 million in the last quarter of 2013. Gross margin increased to 63.8% from 63.4% in the fourth quarter of 2013.

•	Income from operations increased by 57.6% to $19.7 million from $12.5 million in the last quarter of 2013. Operating margin increased to 34.0%, or 42.8% excluding the impact of a one-time provision in connection with certain advance payments made under an employee housing development project, in the fourth quarter of 2014 from 29.3% in the same quarter of 2013.

•	Net income attributable to the Company increased by 46.6% to $12.9 million from $8.8 million in the last quarter of 2013. Fully diluted net income per share was $0.48 in the fourth quarter of 2014 as compared to $0.32 in the fourth quarter of 2013.

•	Non-GAAP adjusted net income attributable to the Company was $14.7 million, representing a 53.1% increase from $9.6 million in the same quarter of 2013. Non-GAAP adjusted net income per share was $0.56, compared to $0.35 in the last quarter of 2013.

Fiscal Year 2014 Financial Highlights

•	Total sales in 2014 increased by 19.6% to $243.3 million from $203.4 million in 2013.

•	Gross profit in 2014 increased by 18.3% to $163.2 million from $137.9 million in 2013. Gross margin decreased slightly to 67.1% in 2014 from 67.8% in 2013.

•	Income from operations in 2014 increased by 28.0% to $111.2 million from $86.9 million in 2013. Operating margin increased to 45.7% in 2014 from 42.7% in 2013.

•	Net income attributable to the Company in 2014 increased by 29.9% to $70.9 million from $54.6 million in 2013. Fully diluted net income per share was $2.71 in 2014 as compared to $1.96 in 2013.

•	Non-GAAP adjusted net income attributable to the Company in 2014 was $75.6 million, exceeding the Company’s prior estimate, which represents a 28.1% increase from $59.0 million in 2013. Non-GAAP adjusted net income per share was $2.89, compared to $2.12 in 2013.

Note: The net income and non-GAAP adjusted net income figures in this news release reflected the one-time impact of the previously disclosed $3.6 million bad-debt provision attributable to the Company for the employee housing project in Shandong. See the Company’s press release dated November 5, 2014.

1

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, "We are very pleased to finish 2014 with strong top line and bottom line growth, significant operational developments, as well as an improved shareholder structure. Our healthy financial growth was supported by strong market demand, stable product pricing, increased production capacity after the renewal of GMP certification at our Guizhou facility, stringent cost control measures, the optimization of our product portfolio mix and the successful implementation of our sales strategy in tier-one cities.”

“In 2014, we experienced a double-digit increase in our plasma collection volume for the third consecutive year, primarily through organic growth at our existing collection centers. We are pleased with our many accomplishments throughout the year. Highlights include receiving the approval to build two new plasma collection centers in Hebei Province, receiving production approval for human PCC products, increasing IVIG sales in tier-one cities, and expanding our production capacity of, and implementing an in-house sales strategy for, placenta polypeptide products. These combined efforts contributed to our considerable top line growth and improved operational efficiency in the fourth quarter and will contribute to our overall growth in the years to come.”

Mr. Gao continued, "At the non-operational level, we continued to improve our shareholding structure and create shareholder value. In early 2014, we repurchased an aggregate of 2.5 million shares of common stock, for a total consideration of $70 million. Additionally, we completed a following-on offering with net proceeds of $33.2 million in the middle of year and acquired an additional 19.84% equity stake in Guizhou Taibang in September 2014, which resulted in earnings accretion as well as the super majority ownership with significantly enhanced control of Guizhou Taibang’s long-term strategy and development. Looking ahead, we will continue our efforts in 2015 to grow China Biologic into a national leader in the plasma biopharmaceutical industry."

Fourth Quarter 2014 Financial Performance

Total sales in the fourth quarter of 2014 were $58.0 million, representing an increase of 36.2%, or 36.8% excluding the foreign exchange effect, from $42.6 million in the same quarter of 2013. The increase was primarily attributable to the sales increases in major plasma-based products and placenta polypeptide.

Cost of sales increased by 34.6% to $21.0 million in the fourth quarter of 2014 from $15.6 million in the same quarter of 2013, mainly in line with the total sales growth.

Gross profit increased by 37.0% to $37.0 million from $27.0 million in the same quarter of 2013. Gross margin increased to 63.8% in the fourth quarter of 2014, from 63.4% in the fourth quarter of 2013 primarily due to the combined effects of higher raw material costs, more profitable production mix and certain one-time non-recurring production charges in connection with new production lines and new products.

Total operating expenses in the fourth quarter of 2014 increased by 19.3% to $17.3 million from $14.5 million in the same quarter of 2013, mainly due to effective cost control, partially offset by a $5.1 million one-time provision in connection with an employee housing development project in Shandong. As a percentage of total sales, total operating expenses decreased to 29.8%, or 21.0% excluding the impact of the one-time housing project provision, from 34.0% in the same quarter of 2013.

Income from operations increased by 57.6% to $19.7 million from $12.5 million in the same period of 2013. Operating margin increased to 34.0%, or 42.8% excluding the impact of the one-time bad-debt provision for the employee housing project in Shandong, in the reporting quarter from 29.3% in the same quarter of 2013.

2

Net income attributable to the Company increased by 46.6% to $12.9 million in the fourth quarter of 2014, from $8.8 million in the same quarter of 2013. Fully diluted net income per share was $0.48 in the fourth quarter of 2014, as compared to $0.32 in the same quarter of 2013.

Non-GAAP adjusted net income attributable to the Company was $14.7 million, or $0.56 per diluted share in the fourth quarter of 2014, representing an increase of 53.1% from $9.6 million, or 60.0% increase, from $0.35 per diluted share in the same quarter of 2013.

Fiscal Year 2014 Financial Performance

Total sales in 2014 were $243.3 million, an increase of 19.6% from $203.4 million in 2013. The increase in sales was primarily attributable to volume increases in major plasma-based products and placenta polypeptide products.

During 2014, human albumin and IVIG products remained the Company’s largest two sales contributors. The average price for both products remained relatively stable as a result of the combined effects of the higher government-imposed retail price ceiling, reduced value added tax rate and our sales effort to increase market share in tier-one cities and new markets in 2014.

•	As a percentage of total sales, revenue from human albumin products was 39.3% in 2014 as compared to 44.1% in 2013. Sales volume of human albumin products increased by 5.1% in 2014, mainly due to the increased sales volume at Shandong Taibang, partially offset by the decreased sales volume at Guizhou Taibang as a result of the planned production suspension from June 2013 to March 2014.

•	As a percentage of total sales, revenue from IVIG products was 40.4% in 2014 as compared to 38.0% in 2013. Sales volume of IVIG products increased by 27.4% in 2014, primarily due to increased market demand from the outburst of Hand-Foot-and-Mouth Disease and from increased sales through distributors in tier-one cities and new markets during 2014.

•	As a percentage of total sales, revenue from placenta polypeptide was 9.9% in 2014 as compared to 6.0% in 2013. The sales increase was due to higher volume from the expanded placenta polypeptide production capacity at Guizhou Taibang after its receipt of the GMP certification for the upgraded production facilities in January 2014.

Cost of sales increased by 22.1% to $80.0 million in 2014, from $65.5 million in 2013. Cost of sales as a percentage of total sales was 32.9%, as compared to 32.2% in 2013. Volume and percentage increases in cost of sales were mainly due to the increases in sales volume, cost of plasma and overhead, partially offset by a more profitable product mix.

Gross profit increased by 18.3% to $163.2 million in 2014 from $137.9 million in 2013. Gross margin was 67.1% in 2014 compared to 67.8% in 2013.

Total operating expenses in 2014 increased by 2.4% to $52.1 million from $50.9 million in 2013. As a percentage of total sales, total operating expenses decreased to 21.4% in 2014, from 25.0% in 2013. The operating expenses for 2014 included a one-time provision of $5.1 million in connection with an employee housing development project in Shandong. Excluding the impact of such provision, total operating expenses decreased by 7.7% in 2014, mainly due to decreased general and administrative expenses.

Selling expenses in 2014 increased slightly by 0.9% to $10.7 million from $10.6 million in 2013. As a percentage of total sales, selling expenses were 4.4%, down from 5.2% in 2013, which was primarily due to the decreased per-unit selling expense of placenta polypeptide during the year.

General and administrative expenses in 2014 decreased by 11.1% to $32.1 million from $36.1 million in 2013. As a percentage of total sales, general and administrative expenses were 13.2% and 17.7% in 2014 and 2013, respectively. The decrease in general and administrative expenses was mainly due to a decrease in legal expenses and amortization expenses of intangible assets in connection with the Company’s acquisition of a majority stake in Guizhou Taibang in 2008.

3

Research and development expenses in 2014 were $4.2 million, compared to $4.2 million in 2013. As a percentage of total sales, research and development expenses for 2014 and 2013 were 1.7% and 2.1%, respectively. During 2014, the Company received one-off government grants totaling $2.1 million. Excluding this impact, research and development expenses increased by $2.1 million in 2014 from 2013. The increase was primarily due to the expenditure paid for certain clinical trial programs and the engagement of external experts for certain pipeline products.

Income from operations for 2014 was $111.2 million, representing an increase of 28.0% from $86.9 million in 2013. Operating margin increased to 45.7% in 2014 from 42.7% in 2013.

Other income for 2014 was $11.6 million, representing an increase of 110.9% from $5.5 million in 2013. The increase was mainly due to a non-recurring real estate gain of $6.7 million, reflected in investment income as a result of a land use right disposal at Xi’an Huitian.

Income tax expense in 2014 was $26.6 million, as compared to $15.5 million in 2013. The effective income tax rates were 21.7% and 16.8% for 2014 and 2013, respectively. For 2014, the dividend withholding income tax attributable to Shandong Taibang increased by $6.2 million, as compared to 2013, due to an increase in dividend distribution in Shandong Taibang. The dividends from Shandong Taibang are subject to withholding tax at a rate of 10%. Excluding the impact of dividend withholding income tax, effective income tax rates were 14.4% and 13.9% for 2014 and 2013, respectively.

Net income attributable to the Company increased by 29.9% to $70.9 million for 2014, from $54.6 million in 2013. Net margins were 29.1% and 26.8% for the years ended December 31, 2014 and 2013, respectively. Fully diluted net income per share was $2.71, as compared to $1.96 in 2013.

Non-GAAP adjusted net income attributable to the Company was $75.6 million, or $2.89 per diluted share 2014, representing an increase of 28.1% from $59.0 million, or 36.3% from $2.12 per diluted share, in 2013.

Non-GAAP adjusted net income and diluted earnings per share in 2014 excluded $4.6 million of non-cash employee share-based compensation expenses.

As of December 31, 2014, the Company had cash and cash equivalents of $80.8 million, compared to $144.1 million as of December 31, 2013.

Net cash provided by operating activities for 2014 was $93.5 million, as compared to $74.3 million for 2013. The increase in inventory for 2014 and 2013 were $13.4 million and $10.4 million, respectively. The increase in inventories was mainly due to an increase in raw materials from the continued supply of plasma by plasma stations of Guizhou Taibang during the production suspension for GMP renewal. Accounts receivable increased by $2.2 million for 2014, in-line with the expansion of our sales during the period. The increase in accounts receivable for 2013 was $5.7 million.

Net cash used in investing activities for 2014 was $13.4 million, as compared to $25.6 million for 2013. For 2014 and 2013, the Company paid $17.2 million and $20.5 million, respectively, for the acquisition of property, plant and equipment at both Shandong Taibang and Guizhou Taibang. In addition, the Company made a refundable payment of $13.3 million in 2012 to the local government in connection with its bid for a land use right in Guizhou Province and received the refunded deposits of $1.6 million and $2.1 million in 2014 and 2013, respectively, due to a decrease in the size of the land provided by the local government. Further, Guizhou Taibang made a time deposit of $6.6 million in 2013, which matured in 2014.

4

Net cash used in financing activities for 2014 was $142.8 million, as compared to $38.5 million for 2013. Net cash used in financing activities for 2014 mainly consisted of a payment of $86.8 million for the acquisition of non-controlling interest in Guizhou Taibang, a dividend payment of $8.8 million by the Company’s subsidiaries to non-controlling interest shareholders and a payment of $70.0 million for share repurchase from an individual stockholder, partially offset by proceeds of $33.2 million from the follow-on offering of the Company's common stock. The net cash used in financing activities for 2013 mainly consisted of a payment of $29.6 million for share repurchase and a dividend of $16.9 million paid by the Company’s subsidiaries to the non-controlling interest shareholders.

Financial Outlook

Excluding the potential adverse impact of foreign currency, the Company expects total sales for 2015 to be in the range of $287 million to $292 million, which represents growth of 18% to 20% over 2014, and full year non-GAAP adjusted net income attributable to the Company for 2015 to be in the range of $95 million to $97 million, which represents growth of 26% to 28% over 2014.

Taking into account the potential impact of foreign currency, the Company expects sales and non-GAAP adjusted net income to be negatively impacted by approximately 4% to 5% by applying a current twelve-month forward exchange rate projection of RMB6.41 = $1.00.

This guidance assumes only organic growth and excludes acquisitions and necessarily assumes no significant adverse price or sales volume changes during 2015. This guidance reflects the Company’s current and preliminary views, which are subject to change.

Conference Call

The Company will host a conference call at 7:30 am, Eastern Time on Thursday, March 5, 2014, which is 8:30 pm, Beijing Time on March 5, 2014, to discuss fourth quarter and fiscal year 2014 results and answer questions from investors. Listeners may access the call by dialing:

US:	1 888 346 8982
International:	1 412 902 4272
Hong Kong:	800 905 945
China:	400 120 6113

A telephone replay will be available one hour after the conclusion of the conference call through March 12, 2014. The dial-in details are:

US:	1 877 344 7529
International:	1 412 317 0088
Passcode:	10060992

A live and archived webcast of the conference call will be available through the Company's investor relations website at http://chinabiologic.investorroom.com.

About China Biologic Products, Inc.

China Biologic is a leading fully integrated plasma-based biopharmaceutical company in China. The Company's products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosages of plasma-based products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals and inoculation centers, as well as distributors, in China. For additional information, please see the Company's website www.chinabiologic.com.

5

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options and restricted shares granted to employees and directors under the Company's 2008 Equity Incentive Plan. To supplement the Company's unaudited condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Safe Harbor Statement

This news release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "intend," "believe," "expect," "are expected to," "will," or similar expressions, and involve known and unknown risks and uncertainties. Among other things, the Company's plan regarding the construction of the collection stations, the time required for the collection stations to reach their designed capacities, and the management's quotations and forecast of the Company's financial performance in this news release contain forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, without limitation potential delay or failure in acquiring land use rights, obtaining construction permits, completing the design or construction, or passing the government inspection and certification process for the new collection stations in Hebei province, potential inability to achieve the designed collection capacities at the new collection stations, potential inability to achieve the expected operating and financial performance, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.
Mr. Ming Yin
Senior Vice President
Phone: +86-10-6598-3099
Email: ir@chinabiologic.com

ICR Inc.
Mr. Bill Zima
Phone: +86-10-6583-7511 or +1-646-405-5191
E-mail: bill.zima@icrinc.com

Financial statements follow.

6

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013
	USD	USD
ASSETS
Current Assets
Cash and cash equivalents	80,820,224	144,138,487
Time deposit	-	6,608,612
Restricted cash deposits	63,677,610	-
Accounts receivable, net of allowance for doubtful accounts	19,402,820	17,270,132
Inventories	101,304,932	88,634,855
Prepayments and other current assets, net of allowance for doubtful accounts	14,781,658	7,641,061
Total Current Assets	279,987,244	264,293,147

Property, plant and equipment, net	80,230,888	73,149,072
Land use rights, net	11,909,136	8,213,145
Deposits related to land use rights	12,792,355	13,667,130
Restricted cash and cash deposits, excluding current portion	40,230,250	30,523,674
Equity method investment	18,221,777	11,349,807
Other non-current assets	3,475,442	2,585,232
Total Assets	446,847,092	403,781,207

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term bank loans, including current portion of long-term bank loans	57,902,600	9,822,000
Accounts payable	4,829,350	4,445,732
Due to related parties	-	7,206,970
Other payables and accrued expenses	49,692,757	37,761,593
Income tax payable	8,257,133	4,202,405
Total Current Liabilities	120,681,840	63,438,700

Long-term bank loans, excluding current portion	40,000,000	30,000,000
Deferred income	2,765,024	3,003,895
Other liabilities	8,138,498	3,369,003
Total Liabilities	171,585,362	99,811,598

Stockholders' Equity
Common stock:
par value $0.0001;
100,000,000 shares authorized;
27,865,871 and 27,341,744 shares issued at December 31, 2014 and 2013, respectively;
24,806,167 and 25,862,040 shares outstanding at December 31, 2014 and 2013, respectively	2,787	2,734
Additional paid-in capital	24,008,281	72,031,864
Treasury stock: 3,059,704 and 1,479,704 shares at December 31, 2014 and 2013, respectively, at cost	(76,570,621)	(29,594,080)

Retained earnings	244,661,391	173,744,551
Accumulated other comprehensive income	19,985,189	21,506,494
Total equity attributable to China Biologic Products, Inc.	212,087,027	237,691,563

Noncontrolling interest	63,174,703	66,278,046

Total Stockholders' Equity	275,261,730	303,969,609

Commitments and contingencies	-	-

Total Liabilities and Stockholders' Equity	446,847,092	403,781,207

7

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended
	December 31,	December 31,	December 31,
	2014	2013	2012
	USD	USD	USD
Sales	243,251,658	203,356,856	184,813,495
Cost of sales	80,025,375	65,484,153	58,835,998
Gross profit	163,226,283	137,872,703	125,977,497

Operating expenses
Selling expenses	10,707,409	10,643,149	14,421,258
General and administrative expenses	32,129,985	36,073,871	34,034,360
Research and development expenses	4,161,901	4,223,165	3,032,719
Provision for other receivables in respect of an employee housing development project	5,068,075	-	-
Income from operations	111,158,913	86,932,518	74,489,160

Other income (expenses)
Equity in income of an equity method investee	8,646,181	2,170,473	2,665,881
Change in fair value of derivative liabilities	-	-	1,769,140
Interest income	6,644,886	4,433,326	2,910,297
Interest expense	(3,697,819)	(1,134,952)	(1,269,850)
Other income (expense), net	-	-	570,511
Total other income, net	11,593,248	5,468,847	6,645,979

Earnings before income tax expense	122,752,161	92,401,365	81,135,139

Income tax expense	26,639,527	15,540,301	15,163,147

Net income	96,112,634	76,861,064	65,971,992

Less: Net income attributable to noncontrolling interest	25,195,794	22,259,513	20,749,803

Net income attributable to China Biologic Products, Inc.	70,916,840	54,601,551	45,222,189

Net income per share of common stock:
Basic	2.85	2.05	1.73
Diluted	2.71	1.96	1.62
Weighted average shares used in computation:
Basic	24,427,196	26,410,819	26,153,540
Diluted	25,685,064	27,572,111	26,839,723

Net income	96,112,634	76,861,064	65,971,992

Other comprehensive income:
Foreign currency translation adjustment, net of nil income taxes	(1,918,715)	9,126,218	1,735,492

Comprehensive income	94,193,919	85,987,282	67,707,484

Less: Comprehensive income attributable to noncontrolling interest	24,798,384	23,951,559	21,163,655

Comprehensive income attributable to China Biologic Products, Inc.	69,395,535	62,035,723	46,543,829

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CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,	December 31,	December 31,
	2014	2013	2012
	USD	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	96,112,634	76,861,064	65,971,992
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,989,222	6,096,650	5,792,418
Amortization	758,232	1,365,734	3,088,320
Loss (gain) on sale of property, plant and equipment	172,032	(123,777)	828,296
(Reversal of) provision for allowance for doubtful accounts, net – accounts receivable	(24,462)	31,567	(1,904)
Allowance for doubtful accounts - other receivables and prepayments	5,068,075	65,094	110,123
Write-down of obsolete inventories	324,584	-	-
Deferred tax expense	3,483,890	112,632	1,127,433
Share-based compensation	5,396,271	5,050,796	4,544,927
Change in fair value of derivative liabilities	-	-	(1,769,140)
Equity in income of an equity method investee	(8,646,181)	(2,170,473)	(2,665,881)
Excess tax benefits from share-based compensation arrangements	(1,611,399)	-	-
Change in operating assets and liabilities:
Accounts receivable	(2,191,118)	(5,667,386)	5,689,638
Prepayment and other current assets	(9,236,125)	(624,159)	(268,498)
Inventories	(13,418,971)	(10,432,492)	(3,750,200)
Accounts payable	405,071	1,621,917	(2,184,674)
Other payables and accrued expenses	4,525,635	2,496,390	(5,244,915)
Due to related parties	(276,984)	66,349	734,037
Income tax payable	5,683,912	(446,911)	(904,655)
Net cash provided by operating activities	93,514,318	74,302,995	71,097,317

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for property, plant and equipment	(17,194,201)	(20,492,159)	(13,886,045)
Payment for intangible assets and land use rights	(4,677,358)	(1,327,148)	(14,059,397)
Refund of deposits related to land use right	1,635,200	2,100,150	-
Dividends received	-	565,425	1,109,115
Purchase of time deposit	-	(6,608,612)	-
Proceeds upon maturity of time deposit	6,608,612	-	-
Proceeds from sale of property, plant and equipment	220,135	194,749	83,134
Net cash used in investing activities	(13,407,612)	(25,567,595)	(26,753,193)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercised	3,860,401	5,394,070	727,317
Proceeds from warrants exercised	-	-	4,500,000
Payment for share repurchase	(70,000,000)	(29,594,080)	-
Proceeds from short-term bank loans	44,500,340	9,693,000	11,076,100
Repayment of short-term bank loans	(22,833,400)	(8,014,000)	(14,286,800)
Proceeds from long-term bank loans	70,000,000	30,000,000	-
Repayment of long-term bank loans	(33,700,000)	-	-
Payment for cash deposit as security for long-term bank loans	(72,290,922)	(30,000,000)	-
Payment for cash deposit as security for short-term bank loan	(31,881,083)	-	-
Proceeds from maturity of cash deposit as security for long-term bank loan	30,370,670	-	-
Net proceeds from reissuance of treasury stock	33,212,518	-	-
Acquisition of noncontrolling interest	(86,830,499)	(1,963,913)	-
Excess tax benefits from share-based compensation arrangements	1,611,399	-	-
Dividend paid by subsidiaries to noncontrolling interest shareholders	(8,846,984)	(16,931,149)	(7,120,693)
Contribution from noncontrolling interest shareholders	-	2,891,422	-
Net cash used in financing activities	(142,827,560)	(38,524,650)	(5,104,076)

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	(597,409)	4,318,420	957,434

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(63,318,263)	14,529,170	40,197,482

Cash and cash equivalents at beginning of year	144,138,487	129,609,317	89,411,835

Cash and cash equivalents at end of year	80,820,224	144,138,487	129,609,317

Supplemental cash flow information
Cash paid for income taxes	17,652,514	15,947,939	14,940,369
Cash paid for interest expense	3,150,381	347,602	446,381
Noncash investing and financing activities:
Transfer from prepayments and deposits to property, plant and equipment	1,433,376	7,728,824	38,452
Land use right acquired with prepayments made in prior periods	-	1,147,561	-
Acquisition of property, plant and equipment included in payables	3,300,284	4,252,428	104,300
Exercise of warrants that were liability classified	-	-	3,641,279
Restricted cash spent for property, plant and equipment	-	2,928,421	-

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CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended
	December 31,	December 31,
	2014	2013
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	14,723,811	9,623,074
Diluted EPS - Non GAAP	0.56	0.35
Non-cash employee stock compensation	(1,865,663)	(795,332)
Net Income Attributable to the Company	12,858,148	8,827,742
Weighted average number of shares used in computation of Non GAAP diluted EPS	25,949,267	26,910,788

	For the Years Ended

	December 31,	December 31,
	2014	2013
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	75,555,173	58,974,178
Diluted EPS - Non GAAP	2.89	2.12
Non-cash employee stock compensation	(4,638,333)	(4,372,627)
Net Income Attributable to the Company	70,916,840	54,601,551
Weighted average number of shares used in computation of Non GAAP diluted EPS	25,685,064	27,572,111

10